SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2006

LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

Delaware (State or Other jurisdiction of Incorporation)	002-90139 (Commission File Number)	94-0905160 (I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.
The information under Item 7.01 is incorporated herein by reference.
Item 7.01     Regulation FD Disclosure.
The following information will be furnished to potential investors in connection with Levi Strauss & Co.’s proposed private placement of senior notes and is deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
First Quarter 2006 Preliminary Results
     Our first quarter for 2006 ended on February 26, 2006. We expect to release our first quarter earnings in mid-April, when we file our Quarterly Report on Form 10-Q with the SEC.
     Based on preliminary data, we believe our consolidated net sales in the first quarter of 2006 were lower as compared to the same period in 2005 by approximately 7% to 8% on a reported basis and 4% to 5% on a constant currency basis. The decrease in our consolidated net sales on a reported basis was primarily due to lower sales unit volume in our Europe region, the unfavorable impact of foreign exchange rates and the impact of retailer inventory reduction initiatives in the United States. We also believe that our operating income in the first quarter of 2006 was lower than in the first quarter of 2005 by approximately 12% to 15%, primarily due to our decreased consolidated net sales and the unfavorable impact of foreign exchange rates. We also believe our operating margin in the first quarter of 2006 was approximately 17%, as compared to an 18% operating margin for the same period in 2005. As of February 26, 2006, we estimate that we had total cash and cash equivalents of approximately $280 million, as compared to $239.6 million as of November 27, 2005. In addition, as of February 26, 2006, we estimate that we had total debt of approximately $2.3 billion, essentially unchanged from November 27, 2005.
     Because the financial statements for our first quarter of 2006 have not yet been finalized, information regarding this period is subject to change and actual results for the quarter may differ materially from these preliminary estimated results. In addition, estimated operating results for the quarter should not be considered indicative of operating results for the full year.
Item 8.01     Other Events.
     On March 7, 2006, we announced our intent to close our distribution center in Little Rock, Arkansas. We anticipate that the closure will take place before the end of 2006, and will result in the elimination of the jobs of approximately 340 workers. A copy of the press release is attached as Exhibit 99.1 hereto.
     Our decision to close the Little Rock facility reflects our strategy to consolidate our United States company-operated distribution activities into three large and technologically-advanced distribution centers in Kentucky, Nevada and Mississippi we opened in the mid-1990s. The Little Rock facility, which distributes Dockers® men’s product to wholesale customers around the country, will be the last of several smaller U.S. distribution centers to close. We do not expect its closure to have any material impact on our distribution operations.
     We have not yet entered into negotiations regarding separation packages and transition arrangements with the union that represents many of the employees at the facility. As such, we are not currently in a position to provide estimates of the restructuring charges and related cash expenditures we expect in connection with the closure. We do not, however, expect that the charges will constitute a material charge for us under U.S. generally accepted accounting principles or that the related cash expenditures will have a material adverse impact on our liquidity. Once we formulate these estimates, we will disclose them in future SEC filings as appropriate.

Item 9.01     Financial Statements And Exhibits.
(d)   Exhibits.

99.1	Press release, dated March 7, 2006, announcing Levi Strauss & Co.’s intent to close its Little Rock, Arkansas distribution facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: March 8, 2006	By:	/s/ Heidi Manes
		Name:	Heidi Manes
		Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated March 7, 2006, announcing Levi Strauss & Co.’s intent to close its Little Rock, Arkansas distribution facility.